Exhibit 99.77C


Sub-Item 77C:  Submission of matters to a vote of security holders


A special meeting of the shareholders of The Chesapeake Core Growth Fund ("Fund"), a series of the Gardner Lewis Investment Trust ("Trust"), was held at the offices of NC Shareholder Services, LLC, in Rocky Mount, North Carolina, on Thursday, May 30, 2002, at 10:00 a.m.


At this special meeting, the shareholders voted on the following items:

  1. To approve a Plan of Distribution Pursuant to Rule 12b-1 for the Fund.

     The shareholders of the Trust entitled to vote at the special meeting voted as follows on this item:

                 Votes For                    Votes Against
                 ---------                    -------------
               1,302,647.082                   19,517.847



  2. To approve an amendment to the Fund's fundamental investment limitations concerning the lending of securities. Under the amendment, the Fund may lend portfolio securities in an amount up to 25% of the total Fund assets to certain entities which the Advisor has determined are creditworthy under guidelines established by the Board of Trustees of the Trust.

     The shareholders of the Trust entitled to vote at the special meeting voted as follows on this item:

                 Votes For                    Votes Against
                 ---------                    -------------
               1,308,318.082                   13,847.847